Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement

EXCLUSIVE (EQUITY) AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Akoya Biosciences, Inc. (“AKOYA”), a Delaware corporation having a principal place of business at 360 Post Street, Suite 601, San Francisco, California, is effective on the 17th day of November, 2015 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention entitled “Slide-based antibody detection with oligos,” which was invented in the laboratory of Dr. Garry Nolan, and is described in Stanford Docket S14-157. The invention was made in the course of research supported by the National Institutes of Health. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2.	DEFINITIONS

2.1	“Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with another entity; and for this purpose, “control” of a corporation means the direct or indirect ownership of fifty or more percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of a fifty percent (50%) or more interest in the income of such entity.

2.2	“Change of Control” means the following, as applied only to the entirety of that part of AKOYA’s business that exercises all of the rights granted under this Agreement (regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other combination, or any other transfer):

(A)	acquisition of ownership-directly or indirectly, beneficially or of record-by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of AKOYA representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of AKOYA other than financing for capital raising purposes; and/or

(B)	the sale of all or substantially all AKOYA’s assets and/or business in one transaction or in a series of related transactions.

2.3	“Exclusive” means that, subject to Article 3 and Article 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
2.4	“Fully Diluted Basis” means the total number of shares of AKOYA’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any AKOYA stock or stock option plan then in effect.

2.5	“Licensed Field of Use” means all fields.

2.6	“Licensed Patent” means Stanford’s: U.S. Provisional Application Serial Number [***]; U.S. Patent Application Serial Number [***], PCT Application Serial Number [***], any U.S. and foreign patent applications corresponding thereto, and any conversions, divisionals, continuations, substitutions, or reexamination applications, each patent that issues or reissues from any of these patent applications, any extensions or renewals of any such patents, and any applications claiming priority thereto. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. Neither Party will file CIP applications without other Party’s prior written consent.

2.7	“Licensed Product” means a service, a product or part of a product in the Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement one or more Valid Claim(s) of a Licensed Patent.

2.8	“Licensed Territory” means worldwide.

2.9	“Net Sales” means all gross revenue received by AKOYA, its Affiliates, or sublicensees, their distributors or designees, from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed or accounted for):

(A)	customary trade, quantity, or cash discounts and customary rebates and chargebacks;

(B)	import, export, excise, value-added sales and other direct taxes, and custom duties, and other similar government charges;

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
(C)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(D)	costs of installation at the place of use; and

(E)	credit for returns, allowances, or trades.

2.10	“Nonroyalty Sublicensing Consideration” means any consideration received by AKOYA from a sublicensee hereunder but excluding any consideration for:

(A)	royalties on products sales (royalties on product sales by sublicensees will be treated as if AKOYA made the sale of such product). For clarity, no double payment will be made on such product sales;

(B)	investments and debt securities of AKOYA;

(C)	research and development expenses calculated on a fully burdened basis;

(D)	debt;

(E)	reimbursement of out-of-pocket patent prosecution and maintenance expenses for Patent Matters; and

(F)	the sale of substantially all of the business or assets of AKOYA (or its assignee) to which this agreement relates, whether by merger, sale of stock or assets or otherwise.

2.11	“Patent Matters” means preparing, filing, and prosecuting, to the extent possible, broad and extensive patent claims (in light of any prior art and including any interference or reexamination actions) for Stanford’s benefit in the Licensed Territory and for maintaining all Licensed Patents.

2.12	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.13	“Sublicense” means any agreement between AKOYA and a non-Affiliate third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of AKOYA is not considered a Sublicense.

2.14	“Valid Claim” shall mean (i) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or re-filing, provided that if such pending claim does not issue as a valid and enforceable claim within seven (7) years from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued or (ii) a claim of an issued, unexpired patent within the Licensed Patents which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can be taken or is otherwise not taken. For purposes of clarity, both (i) and (ii) are Valid Claims for purposes of this Agreement.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
3.	GRANT

3.1	Grant. Subject to the terms and conditions of this Agreement, Stanford grants AKOYA a license under the Licensed Patent in the Licensed Field of Use to make, have made, use, import, offer to sell, sell, and have sold Licensed Product in the Licensed Territory. AKOYA may exercise its rights under this Agreement through one or more of its Affiliates, provided that AKOYA shall be fully responsible for such Affiliate(s)’ compliance with this Agreement.

3.2	Exclusivity. The license is Exclusive, including the right to grant any Sublicense under Article 4, in the Licensed Field of Use beginning on the Effective Date, and ending on the date of expiration last to expire of Licensed Patents.

3.3	Retained Rights. Stanford retains the right, on behalf of itself, Stanford Hospital and Clinics, and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. AKOYA agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.4	Specific Exclusion. Stanford does not:

(A)	grant to AKOYA any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to AKOYA to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to AKOYA any technology or technological information or to provide AKOYA with any assistance except as set forth in Article 14.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
4.	SUBLICENSING

4.1	Permitted Sublicensing. AKOYA may grant Sublicenses in the Licensed Field of Use only during the Exclusive term and only if AKOYA is developing or selling Licensed Products. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that AKOYA may apportion without discrimination between AKOYA and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6, provided however that AKOYA provides Stanford with the proposed apportionment and justification prior to AKOYA’s payment pursuant to Section 8.1. Stanford and AKOYA agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the value of the Licensed Patents.

4.2	Required Sublicensing. If AKOYA is unable or unwilling to serve or develop a potential market or market territory and there is a reputable company willing to be a sublicensee and the Licensed Product that they are planning to develop would not be competitive with the current or foreseeable Licensed Products by AKOYA, as reasonably demonstrated by AKOYA in a written document to Stanford then AKOYA will, at Stanford’s request, negotiate in good faith a Sublicense with any such potential sublicensee. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Articles 8, 9, and 10 for the benefit of Stanford; and

(E)	will include the provisions of Section 4.4 and require the transfer of all the sublicensee’s obligations to AKOYA, including the payment of royalties specified in the Sublicense, to Stanford or its designee, if this Agreement is terminated provided that such sublicensee’s payment obligation to Stanford shall be limited to the amount that Stanford would have otherwise been entitled to receive as a result of such sublicensee’s activities if this Agreement had remained in effect. If the sublicensee is a spin-out from AKOYA, AKOYA must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)	sublicensee will double the payment paid to AKOYA during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay triple times the payment paid under the original Sublicense;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	Sublicensee will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5	Copy of Sublicenses and Sublicensee Royalty Reports. AKOYA will submit to Stanford a copy of each Sublicense, any subsequent amendments and all copies of sublicensees’ royalty reports (each of which may be reasonably redacted to exclude information not relevant to Akoya’s obligations hereunder). Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

4.6	Sharing of Sublicensing Income. During the term of this Agreement, AKOYA will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents, as provided below:

(A)	[***]% if sublicensing occurs in 2015 or 2016;

(B)	[***]% if sublicensed after Dec. 31, 2016 but prior to the introduction of a Licensed Product; and

(C)	[***]% after the introduction of a Licensed Product.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
4.7	Royalty-Free Sublicenses. If AKOYA pays all royalties due Stanford from a sublicensee’s Net Sales, AKOYA may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” AKOYA will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1	Milestones. Because the invention is not yet commercially viable as of the Effective Date, AKOYA, itself or through its Affiliates and/or sublicensees, will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and will use commercially reasonable efforts to develop markets for Licensed Product. In addition, AKOYA will use commercially reasonable efforts to meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.

6.2	Progress Report. By March 1 of each year, AKOYA will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by AKOYA toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: AKOYA’s progress toward commercialization of Licensed Product, including a summary of work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. AKOYA will specifically describe how each Licensed Product is related to each Licensed Patent.

6.3	Clinical Trial Notice. AKOYA will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford.

7.	ROYALTIES

7.1	Issue Royalty. AKOYA will pay to Stanford a one-time, nonrefundable license issue royalty of $[***] upon signing this Agreement.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
7.2	Equity Interest. As further consideration, AKOYA will grant to Stanford 213,333 shares of non-voting common stock (the “Stanford Shares”) in AKOYA. When issued, the Stanford Shares will represent at least [***]% of the capitalization of the AKOYA on a Fully Diluted Basis. AKOYA represents that it will have raised $[***]in equity financing prior to the issuance of the Stanford Shares and the calculations of Fully Diluted Basis reflect all equity issued in such financing. AKOYA has provided Stanford with the capitalization table upon which the above calculation is made. AKOYA will issue [***]% of all such Stanford Shares ([***]Stanford Shares) granted to Stanford pursuant to this Section 7.2 directly to and in the name of the inventors listed below (the “Inventors”) allocated as stated below:

Yury Goltsev – [***]Shares

Nikolay Samusik – [***]Shares

Garry Nolan – [***]Shares

7.3	Anti-Dilution Protection. AKOYA will issue Stanford and the Inventors, without further consideration, any additional shares of stock of the class issued pursuant to Section 7.2 necessary to ensure that the number of shares issued Stanford and the Inventors pursuant to Section 7.2 and this Section 7.3 does not represent less than 2% of the shares issued and outstanding on a Fully-Diluted Basis at any time through the completion of issuance of all shares to be issued in connection with the First Round of bona fide equity investment in AKOYA from a single or group of investors which is both (i) at least $2,500,000 in size and (ii) at a price per share which, when applied to stock actually outstanding immediately after such round, implies a post-financing equity valuation of AKOYA of at least $2,500,000. A “First Round” is a bona fide round of equity, warrant, option or convertible equity investment which includes all the tranches prior to the completion of the financing. This right will expire upon the issuance of all shares to be issued in connection with such First Round, but will apply to all shares to be issued in or in connection with such First Round.

In the event the AKOYA raises $1,200,000 shortly after formation of the company (which indicates a post-money valuation exceeding $2,500,000), then the obligation of AKOYA to issue Stanford and the Inventors additional Stanford Shares provided for in the immediately preceding paragraph shall be replaced with the obligation of the AKOYA to issue to Stanford and the Inventors, without further consideration, additional Stanford Shares necessary to ensure that the number of Stanford Shares issued to Stanford and the Inventors pursuant to Section 7.2 and this Section 7.3 does not represent less than 2% of the shares of AKOYA issued and outstanding on a Fully-Diluted Basis through the completion of an additional $1,300,000 ($2,500,000 total) of bona fide equity investment in AKOYA.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement
7.4	Purchase Right.

(A)	Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). For purposes of this Section 7.4 and Section 7.5:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)	“Board of Directors” means (i) if AKOYA is organized as a corporation, its board of directors, and (ii) if AKOYA is organized as a limited liability company, AKOYA manager(s) or member(s) or both that have the power to direct the principal management and activities of AKOYA, whether through ownership of voting securities, by agreement, or otherwise.

(3)	“Qualifying Offering” means a private offering of AKOYA’s equity securities (or securities convertible into or exercisable for AKOYA’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if AKOYA is a limited liability company, then “equity securities” means limited liability company interests in AKOYA.

(4)	“Share” means:

(i)	10% with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)	with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in AKOYA on a Fully-Diluted Basis.

(5)	“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least $2,500,000 in size or (ii) involves the sale to outside investors of at least 25% of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where AKOYA is organized as a limited liability company.

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S14-157: Execution Copy	Exclusive (Equity) Agreement
(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)	Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)	Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in AKOYA’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of AKOYA’s common stock;

The closing of the sale of all or substantially all of AKOYA’s assets to a company publicly traded on one of the major recognized exchanges.

(C)	The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of AKOYA’s Board of Directors as of the time of issuance, and service providers to AKOYA pursuant to a plan approved by AKOYA’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that AKOYA’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of AKOYA (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing AKOYA); or (iv) to owners of another entity in connection with the acquisition of that entity by AKOYA.

(D)	For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any AKOYA securities it has the right to acquire under Section 7.2 or 7.3 above.

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S14-157: Execution Copy	Exclusive (Equity) Agreement
7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)	AKOYA shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, AKOYA shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(2)	In connection with all Qualifying Offerings, AKOYA shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(3)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to AKOYA within 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of AKOYA’s notice (“Notice Period”).

(C)	If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by AKOYA for other purposes, so long as Stanford holds AKOYA securities, AKOYA shall furnish to Stanford, upon request and as promptly as reasonably practicable, AKOYA’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of AKOYA’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in AKOYA.

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

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S14-157: Execution Copy	Exclusive (Equity) Agreement
7.6	License Maintenance Fee. Beginning on the first anniversary of the Effective Date, and each anniversary thereafter, AKOYA will pay Stanford yearly license maintenance fees as follows:

(A)	$15,000 each Effective Date anniversary until first sale of a Licensed Product instrument; and

(B)	$30,000 each Effective Date anniversary thereafter;

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.12.

7.7	Milestone Payments. AKOYA will pay Stanford the following one-time milestone payments:

(A)	$[***]upon first to issue of Licensed Patent; and

(B)	$[***]upon sale of more than $[***] of Licensed Product instruments in a calendar year.

7.8	Earned Royalty. AKOYA will pay Stanford earned royalties of 2.25% on Net Sales of Licensed Products. It is understood that only one Earned Royalty shall be paid with respect to each unit of Licensed Product sold, without regard to whether more than one Valid Claim within the Licensed Patents is applicable to such unit.

7.9	Combination Product. In the event that a Licensed Product is sold in combination with another product, or component for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 7 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Licensed Product sold separately and B is the average gross selling price during the applicable calendar quarter of the other product(s), or component(s). In the event that separate sales of the Licensed Product and/or of the other product(s) or component(s) were not made during the applicable calendar quarter, then the Net Sales on the combination product shall be as reasonably and mutually agreed upon by Stanford and AKOYA in good faith, between such Licensed Product and such other product or components, based upon their relative importance and proprietary protection.

7.10	Single Royalty. No more than one royalty payment under this Agreement shall be due to Stanford with respect to a sale of a particular Licensed Product. Multiple royalties shall not be payable because any Licensed Product, or its manufacture, sale or use, is covered by more than one claim within the Licensed Patents. No royalty shall be payable hereunder with respect to sales of Licensed Products provided as samples for promotional use and provided free or at cost or for research and/or development activities for the Licensed Products and provided at cost, provided that Akoya does not derive any additional consideration (eg. cash or otherwise) from these sales.

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S14-157: Execution Copy	Exclusive (Equity) Agreement
7.11	Earned Royalty if AKOYA Challenges the Patent. Notwithstanding the above, should AKOYA initiate an action seeking to invalidate any Licensed Patent, AKOYA will pay royalties to Stanford at the rate of [***]([***]%) of the Net Sales of all Licensed Products sold by AKOYA that would infringe such Licensed Patent sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by AKOYA is both valid and infringed by a Licensed Product, AKOYA will pay royalties at the rate of [***]([***]%) of the Net Sales of all Licensed Products that would infringe such Licensed Patent sold.

7.12	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if AKOYA pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $15 in earned royalties are due Stanford for Net Sales in year Y, AKOYA will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)	if AKOYA pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $3 in earned royalties are due Stanford for Net Sales in year Y, AKOYA will not need to pay Stanford any earned royalty payment for that year. AKOYA will not be able to offset the remaining $7 against a future year’s earned royalties.

7.13	Obligation to Pay Royalties. During the term of this Agreement, an earned royalty is due Stanford under this Agreement on a country-by-country basis until the expiration of the last Valid Claim within the Licensed Patents in the country of manufacture, use, import or sale covering such Licensed Product. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, AKOYA will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.14	No Escrow. AKOYA shall not pay royalties into any escrow or other similar account.

7.15	Currency. AKOYA will calculate the royalty on sales in currencies other than U.S, Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. AKOYA will make royalty payments to Stanford in U.S. Dollars.

7.16	Non-U.S. Taxes. AKOYA will pay all non-U.S, taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

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7.17	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Quarterly Earned Royalty Payment and Report. Beginning with the first commercial sale of a Licensed Product by AKOYA or a sublicensee, AKOYA will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within 60 days after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report AKOYA will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.8).

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by AKOYA is successful, AKOYA will have no right to recoup any royalties paid before or during the period of challenge.

8.3	Termination Report. AKOYA will pay to Stanford all applicable unpaid royalties accrued as of the date of termination and submit to Stanford a written report within 90 days after the license terminates. AKOYA will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4	Accounting. AKOYA will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 7 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Upon reasonable advance notice and during normal business hours, AKOYA will allow Stanford or its designee to examine AKOYA’s records kept in accordance with Section 8.4 solely to verify payments made by AKOYA under this Agreement.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, AKOYA will pay the out-of-pocket audit costs reasonably incurred by Stanford.

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8.7	Self-audit. AKOYA will conduct an independent audit of sales and royalties at least every 2 years if annual Net Sales of Licensed Product are over $5,000,000. The audit will address, at a minimum, the amount of gross sales by or on behalf of AKOYA during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of AKOYA. AKOYA will submit the auditor’s report promptly to Stanford upon completion. AKOYA will pay for the entire cost of the audit.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	Negation of Warranties. Except as expressly provided herein, Stanford provides AKOYA the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. AKOYA also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of any Licensed Patent will be successful.

10.	INDEMNITY

10.1	Indemnification. AKOYA will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind brought by a third party against any Stanford Indemnitee to the extent it arises out of the exercise of any rights granted AKOYA under this Agreement or the breach of this Agreement by AKOYA provided that provided that Stanford provides to AKOYA: (i) prompt written notice of any claim it wishes to claim indemnification hereunder, (ii) the right to control the defense and settlement of such claim, provided that AKOYA must do so in a manner that does not adversely affect Stanford’s interests and it must obtain Stanford’s prior consent to any settlement and (iii) all necessary information reasonably at Stanford’s disposal and reasonable assistance in connection with the defense and settlement of such claim.

10.2	No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

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10.3	Workers’ Compensation. AKOYA will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. Within 60 days of the Effective Date and thereafter during the remaining term of this Agreement, AKOYA will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of AKOYA and its sublicensees. As long as Licensed Product is not used in humans, the insurance will provide minimum limits of liability of $3,000,000 and will include all Stanford Indemnitees as additional insureds. If Licensed Product is used in humans, AKOYA agrees that the insurance will provide minimum limits of liability of $5,000,000. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 60 days of the Effective Date of this Agreement, AKOYA will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. AKOYA will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. AKOYA will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of AKOYA will be primary coverage; insurance of Stanford Indemnitees will be excess and noncontributory.

11.	EXPORT

AKOYA and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. AKOYA hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation subject to conditions set forth in Section 10.1.

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12.	MARKING

As required by law, before any Licensed Patent issues, AKOYA will mark Licensed Product with the words “Patent Pending.” Otherwise, as required by law, AKOYA will mark Licensed Product with the number of any issued Licensed Patent.

13.	STANFORD NAMES AND MARKS

AKOYA will not use (i) Stanford’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer without the prior written consent of Stanford. Permission may be withheld at Stanford’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, AKOYA can use Stanford’s name or names of Stanford employees in statements of fact (provided such statements do not imply endorsement of AKOYA’s products or services) in legal proceedings, patent filings, and regulatory filings and in private discussions with potential private investors or third party collaboration partners.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)	Following the Effective Date and subject to Stanford’s approval, AKOYA will be responsible for Patent Matters. AKOYA will use its best efforts, considering any prior art, with respect to the Patent Matters and in doing so will act in good faith irrespective of other patents, patent applications, or other rights that AKOYA may possess. AKOYA will: (i) keep Stanford informed as to the filing, prosecution and maintenance of such patent applications and patents, (ii) furnish to Stanford copies of material documents relevant to any such filing, prosecution and maintenance; and (iii) before taking any substantive actions in prosecuting the claims, will provide to Stanford final approval on how to proceed with any such actions. To aid AKOYA in this process, Stanford will provide information, execute and deliver documents and do other acts as AKOYA shall reasonably request from time to time. If Stanford at any time believes that AKOYA has failed to satisfy the standards of this Section 14.1(A), it may, upon 30 days’ notice, terminate this Section 14.1(A).

(B)	AKOYA will reimburse Stanford for Stanford’s reasonable costs incurred in complying with such requests. Stanford and AKOYA agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. At Stanford’s reasonable request, AKOYA will provide all information and assistance to Stanford to ensure that Licensed Patent is as extensive as reasonable considering any prior art. If Stanford has terminated Section 14.1(A), any agreement in the form of Appendix C will be deemed to be amended immediately without prior action by any party to revise Appendix C, Section 1 to require the Firm (as defined in Appendix C) to interact directly with Stanford only.

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14.2	Infringement Procedure. Each Party will promptly notify the other if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if AKOYA is developing Licensed Product, AKOYA may have the right to institute a suit against or defend any declaratory judgment action initiated by this third party as provided in Section 14.3 through and including Section 14.7.

14.3	AKOYA Suit. AKOYA, itself or through a designee, has the first right to institute suit, so long as it conforms with the requirements of this Section 14.3 and AKOYA or its sublicensee is researching, developing, manufacturing or selling Licensed Product. If AKOYA decides to institute suit, it will notify Stanford in writing and give Stanford the opportunity to institute suit jointly as provided in Section 14.4. AKOYA will use commercially reasonable efforts to pursue the suit and AKOYA will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford if Stanford is named as a party pursuant to this Section 14.3 (but not if Stanford otherwise elects to retain counsel to monitor the suit). AKOYA will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. AKOYA will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if:

(A)	AKOYA’s and Stanford’s respective counsel recommends that such action is necessary in their reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that AKOYA is pursuing the action and that AKOYA has the right to join Stanford as a party.

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14.4	Joint Suit. If Stanford and AKOYA so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.5	Stanford Suit. If neither Section 14.3 nor 14.4 apply, Stanford may institute and prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section 14.5. Stanford may name AKOYA as a party for standing purposes. If Stanford decides to institute suit, it will notify AKOYA in writing and give AKOYA the opportunity to institute suit jointly as provided in Section 14.4. If AKOYA does not notify Stanford in writing that it desires to jointly prosecute the suit within forty-five (45) days after the date of Stanford’s notice to AKOYA, AKOYA will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.6	Recovery. If AKOYA sues under Section 14.4, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	any payment for past sales will be deemed Net Sales, and AKOYA will pay Stanford royalties at the rates specified in Section 7.8;

(B)	any payment for future sales will be deemed a payment under a Sublicense, and royalties will be shared as specified in Article 4; and

(C)	AKOYA and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.7	Abandonment of Suit. If either Stanford or AKOYA commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and AKOYA agree on the sharing of expenses and any recovery in the suit.

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15.	TERM AND TERMINATION

15.1	Term. This Agreement shall be effective as of the Effective Date and will continue, unless earlier terminated in accordance with this Agreement, until the expiration, revocation or invalidation of the last to expire patent or the abandonment of the last patent application within the Licensed Patents, whichever comes later.

15.2	Termination by AKOYA. AKOYA may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by AKOYA. AKOYA may terminate this Agreement as to any particular patent application or patent within the Licensed Patents by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by AKOYA. From and after the effective date of a termination under this subsection 15.2 with respect to a particular patent application or patent, such patent application or patent in the particular country shall cease to be within the Licensed Patents for purposes of this Agreement.

15.3	Termination by Stanford.

(A)	Stanford may terminate this Agreement on 30 days written notice if AKOYA:

(1)	is in material default in payment of amounts due hereunder or providing associated reports;

(2)	is not using commercially reasonable efforts to develop and commercialize Licensed Products;

(3)	misses a milestone described in Appendix A;

(4)	is in breach of any material provision; or

(5)	provides any materially false report.

(B)	Termination under this Section 15.3 will take effect 30 days after written notice by Stanford specifying the nature of the default or breach unless AKOYA remedies the specified default or breach in that 30-day period. Notwithstanding the foregoing, if AKOYA disputes any such default or breach related to payment in writing within such 30-day period, Stanford shall not have the right to terminate this Agreement unless and until the arbitrator determines in a written decision delivered to the parties under Section 17 below, that such default or breach occurred, and AKOYA fails to cure such default or breach within 30 days after such determination.

15.4	Surviving Provisions. Surviving any termination or expiration are:

(A)	AKOYA’s obligation to pay royalties accrued or accruable;

(B)	any claim of AKOYA or Stanford, accrued or to accrue, because of any breach or default by the other party;

(C)	the provisions of Articles and sections 8, 9, 10, 15.4, 17, 19 and 20.

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16.	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1	Change of Control. If there is a Change of Control, AKOYA will pay Stanford $[***]if AKOYA is valued between (and including) $[***]and $[***]or $[***]if AKOYA is valued at more than $[***](“Change of Control Fee”).

16.2	Conditions of Assignment under Change of Control. AKOYA may assign this Agreement as part of a Change of Control upon prior and complete performance of the following conditions:

(A)	AKOYA must give Stanford 15 days prior written notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received the full Change of Control Fee.

16.3	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, AKOYA will be released of liability under this Agreement and the term “AKOYA” in this Agreement will mean the assignee.

16.4	Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including commercially reasonable efforts for development and sales of Licensed Product.

16.5	Nonassignability of Agreement. Except in conformity with this Article 16, this Agreement is not assignable by AKOYA under any other circumstances and any attempt to assign this Agreement by AKOYA is null and void.

17.	DISPUTE RESOLUTION

17.1	Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement, will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures then in effect (“JAMS Rules”). The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2	Request for Arbitration. Either party may request such arbitration. Stanford and AKOYA will mutually agree in writing on a third party arbitrator within 30 days of the arbitration request, provided that if the parties are unable to agree on a third party arbitrator within such 30 days period, the arbitrator shall be selected according to the JAMS Rules, The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

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17.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery in accordance with the JAMS Rules.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5	Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1	Legal Action. AKOYA will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. AKOYA will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to AKOYA are mailed or emailed to:

Deval Lashkari
360 Post Street, Suite 601
San Francisco, CA 94108
dal@thpartners.net

With cc to (which shall not constitute notice):
WSGR
c/o Vern Norviel
650 Page Mill Road
Palo Alto, CA 94304-1050
Phone 650.493.9300
Fax 650.493.6811

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All financial invoices to AKOYA (i.e., accounting contact) are e-mailed to:

Rob Hart
360 Post Street, Suite 601
San Francisco, CA 94108
rch@thpartners.net

All progress report invoices to AKOYA (i.e., technical contact) are e-mailed to:

Deval Lashkari
360 Post Street, Suite 601
San Francisco, CA 94108
dal@thpartners.net

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306-2100
info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University
Office of Technology Licensing
Department #44439
P.O. Box 44000
San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306-2100
info@otlmail.stanford.edu

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to pvinoticesastanford.edu.

Either party may change its address with written notice to the other party.

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19.	CONFIDENTIALITY

19.1	STANFORD shall maintain the reports and any information provided by AKOYA to STANFORD pursuant to Sections 4.5, 6.2, 8.1, 8.3, 8.5 and 8.7 in confidence and not disclose such information or reports to any third party, except as required by law, STANFORD’s obligation of confidentiality hereunder shall be fulfilled by using at least the same degree of care with AKOYA confidential information as it uses to protect Stanford’s other confidential information.

20.	MISCELLANEOUS

20.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.2	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

20.3	Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

20.4	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. AKOYA submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over AKOYA or constitutes an inconvenient or improper forum.

20.5	Headings. No headings in this Agreement affect its interpretation.

20.6	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

20.7	Severability. In the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall continue in full force and effect without said provision. The parties shall in good faith negotiate a valid substitute clause for any provision declared to be illegal, invalid or unenforceable, which clause shall, in its economic effect, be sufficiently similar to the illegal, invalid or unenforceable provision that it can reasonably be determined that the parties would have entered into this Agreement with such clause.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Executive Director, Technology Licensing
Date:	November 19, 2015

AKOYA BIOSCIENCES, INC.

Signature:	/s/ Deval Lashkari
Name:	Deval Lashkari
Title:	Chief Executive Officer
Date:	November 17, 2015

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement

Appendix A – Milestones

Milestone	Date
1. Hire executive to be responsible for product development	60 days after Effective Date
2. Develop working prototype	Q4 2016
3. Place beta instrument in academic laboratory	Q1 2018
4. Hire sales executive	Ql 2019
5. First commercial sale of Licensed Product instrument	Q3 2019
6. Secure distributor for European market	Q3 2019
7. First commercial sale of Licensed Product instrument to clinical diagnostics lab	Q1 2020
8. Establish laboratory to offer commercial access to technology via service offering	Q1 2021
9. Achieve at least $[***]of cumulative revenue	FYE 2023

Should AKOYA fail to meet any of the above milestones, AKOYA and Stanford agree to meet to negotiate commercially reasonable modifications to such milestone.

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement

Appendix B – Sample Reporting Form

Stanford Docket No. S14-157

This report is provided pursuant to the license agreement between Stanford University and AKOYA

License Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue
U.S. Gross Revenue	$
Non-U.S. Gross Revenue	$
Net Sales
U.S. Net Sales	$
Non-U.S. Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement

Appendix C – Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and Akoya Biosciences, Inc. a Corporation of the State of Delaware, with a principal place of business at 360 Post Street, Suite 601, San Francisco, CA, (“AKOYA”); have agreed to use the law firm of ______________________ (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents;

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, AKOYA is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1.            FIRM can interact directly with AKOYA on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2.            AKOYA is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice AKOYA and AKOYA must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within 90 days if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3.            Notices and copies of all correspondence should be sent to the following:

To AKOYA:

Deval Lashkari
360 Post Street, Suite 601
San Francisco, CA 94108
dal@thpartners.net

To STANFORD:

Name
Office of Technology Licensing
Stanford University
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306-2100

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

S14-157: Execution Copy	Exclusive (Equity) Agreement

To FIRM:

4.            The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

STANFORD

By:

Name: Katharine Ku

Title: Director

Date:

AKOYA Biosciences, LLC

By:

Name:

Title:

Date:

[FIRM]

By:

Name:

Title:

Date:

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